Exhibit 99.1

Council Bluffs, Iowa ----- December 08, 2020.   Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company” or “SIRE”) today announced the resignation of The Honorable Hubert M. Houser as a member of SIRE’s board of directors (the “Board”) and chair of the Board’s Nominating Committee, effective immediately.

Mr. Houser has been a member of the Board since 2005.  He is a lifelong owner of farm, cow-calf and poultry operation located near Carson, Iowa.  Mr. Houser served in the Iowa Legislature from 1992 to 2015, first in the House of Representatives and then in the Senate (from 2002 to 2015).  Mr. Houser also served on the Pottawattamie County Board of Supervisors from 1978 to 1992.  Prior to joining the Company, Mr. Houser served as a director of the Riverbend Industrial Park and was a founder of the Iowa Western Development Association and Golden Hills RC&D.

Karol King, Chairman of SIRE’s Board of Directors said: “Hubert Houser is one of the key founders of SIRE, having worked for years to attract additional industry, in particular value-added ag business, to Pottawattamie County and southwest Iowa.  Hubert’s leadership and vision included strategic steps to assemble sufficient real estate for SIRE, in advance of the Company’s formation.  The respect for Hubert’s long history of public service and his experience with public entities and private business were key to SIRE over and over through the years.”

Mike Jerke, SIRE’s Chief Executive Officer, said:  “Since joining SIRE, I have valued Senator Houser’s unique perspective, thoughtfulness and wisdom, I appreciated his consistent challenging of management to carefully evaluate short term and long term aspects of significant actions.  Everyone at SIRE wishes Hubert the best as he continues expansion of his farming operations, with many new and innovative projects.”

Until his resignation, Mr. Houser served as the chair of the Board’s Nominating Committee. The Board has appointed Theodore Bauer to serve as the chair of the Nominating Committee.

The Nominating Committee invites SIRE unit holders to suggest persons to fill the Board vacancy, through January 8, 2021.  After that time the Board anticipates filling the Board vacancy for the remainder of Mr. Houser’s term, through the 2022 annual meeting of the Company.  Members who have a suggestion may send an email to sire@sireethanol.com, including the name of the suggested Board member, and the candidate’s background.

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392